Fagg Named to MDU Resources Board

BISMARCK, N.D. - Nov. 22, 2005 - Karen B. Fagg, 52, president and majority owner of HKM Engineering, Inc., has been named to the board of directors of MDU Resources Group, Inc. (NYSE:MDU). Fagg was appointed at the November meeting of the Board of Directors for a term expiring in April 2008.

HKM provides complete engineering and physical science services to public and private clients throughout the Rocky Mountains, and Fagg played a primary role in acquiring the company while employed with Mountain States Energy, Inc. (MSE, Inc.). She served in leadership positions for MSE, Inc. including business development director and vice president of operations. She started as a computer programmer and environmental economist for the Montana Energy Research and Development Institute, which eventually became MSE, Inc. She also served a four-year term as director of the Montana Department of Natural Resources and Conservation. Fagg has a bachelor’s degree in mathematics from Carroll College in Helena, Mont.

“We are pleased to welcome someone with Karen’s expertise in the construction and energy industries to MDU Resources’ board,” said Martin A. White, chairman of the board and chief executive officer of MDU Resources. “Her commitment to the responsible development of natural resources and her dedication to her community are a good fit with MDU Resources’ values and goals.”

Fagg currently serves on the boards of the Montana Board of Investments and the Montana State University’s Advanced Technology Park. She is a member of the board of trustees for Carroll College and for St. Vincent’s Healthcare. Prior board service includes the Montana Chamber of Commerce, the College of Technology, the Montana Technical Foundation and the Missouri Basin States Association. She is currently vice chair of the board for ZooMontana and is involved with Deaconess Billings Clinic Health System and many other professional and community organizations.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, electric and natural gas utilities, natural gas pipelines and energy services, and utility services. For more information about MDU Resources, see the company’s Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.

Contact:
Linda Donlin - Director - Communications and Public Relations
701-530-1700